AMERICAN ACQUISITION OPPORTUNITY INC.
BALANCE SHEET
MARCH 22, 2021

	March 22, 2021	Pro Forma Adjustments		Pro Forma As Adjusted
ASSETS		(unaudited)		(unaudited)

CURRENT ASSETS
Cash	$2,235,000	101,621	b	2,235,000
		(101,621)	b
Prepaid Insurance	410,154			410,154

Total Current Assets	2,645,154			2,645,154

Cash Held in Trust account	101,000,000	5,060,020	a	106,060,020

TOTAL ASSETS	$103,645,154	5,060,020		108,705,174

LIABILITIES AND SHAREHOLDER’S EQUITY

CURRENT LIABILITIES
Promissory note – related party	$485,900			485,900
Advances from related party	760,000			760,000
Total Current Liabilities	$1,245,900			1,245,900

Deferred Underwriter commissions	3,500,000	177,101	c	3,677,101
TOTAL LIABILITIES	4,745,900	177,101		4,923,001

COMMITMENTS AND CONTINGENCIES
Class A Common Stock at $10.10 per shares, 9,296,955 shares and 9,802,957 shares as adjusted at redemption value :	$93,899,253	4,882,919	a	98,782,172

SHAREHOLDER’S EQUITY
Class A Common Stock: $0.0001 par value; 100,000,000 shares authorized, 703,045 shares issued and outstanding for the period end (excluding 9,296,955 shares subject to possible redemption)	70			70

Class B Common Stock: $0.0001 par value; 10,000,000 shares authorized, 2,975,000 shares issued and outstanding for the period end (including 100,000 representative shares).(1)	298			298

Additional paid-in capital	5,015,083	101,621	b	5,015,083
		(101,621)	b
		(177,101)	c
		177,101	d
Accumulated Deficit	(15,450)			(15,450)

Total Shareholder’s Equity	5,000,001	5,060,020		108,705,174

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$103,645,154			108,756,195

The accompanying footnotes are integral to the consolidated financial statement.

AMERICAN ACQUISITION OPPORTUNITY INC.

NOTE TO PRO FORMA BALANCE SHEET
(dollars rounded to thousands)
(unaudited)

NOTE 1 – CLOSING OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITABLE SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of March 22, 2020, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on April 1, 2021 as described below.

On April 1, 2021 the Company closed on the underwriters’ overallotment option of 506,002 units (the partial amount), increasing the total dollar offering amount by approximately $5,060,020 to approximately $106,110,620. Additionally, on April 1, 2021, the Company closed on the sale of 101,621 additional private placement warrants in the amount of approximately $101,621. Since the underwriters’ overallotment option has not expired, there is no forfeiture of any Founder Shares. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

Pro forma entries	Debit.	Credit,
a. Cash held in Trust Account	5,060,020
Common stock subject to possible redemption		5,060,020
To record sale of 506,002 Units at $10.00

b. Cash	101,621
Additional paid in capital	101,621
Additional paid in capital		101,621
Cash		101,621
To record the sale of 101,621 private placement warrants and payment of 2.0% cash underwriting fee on overallotment option

c. Additional paid in capital	177,101
Deferred underwriting compensation		177,101
To record the liability for deferred underwriting compensation on overallotment option

d. Common stock subject to possible redemption	177,101
Additional paid in capital		177,101
To restore total equity above $5,000,000 as required by charter